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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the captions "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated March 29, 2000 (except for note 4 as to which the date is April 10, 2000), in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Knowles Electronics Holdings, Inc. relating to its 13 1/8% Senior Subordinated Notes due 2009.

Our audits also included the financial statement schedule listed in Item 21 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


August 17, 2000
Chicago, Illinois


                                                        /s/ Ernst & Young LLP